Exhibit 1

TSAKOS ENERGY NAVIGATION LIMITED

367 Syngrou Avenue

175 64 P. Faliro

Athens

Greece

PROXY STATEMENT

Annual General Meeting of Shareholders

To Be Held on May 29, 2003

INTRODUCTION

This Proxy Statement is being provided to shareholders of Tsakos Energy Navigation Limited, a Bermuda company, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company’s Annual General Meeting of Shareholders to be held on May 29, 2003, and at any adjournment thereof. A copy of the Notice of the Annual Meeting accompanies this Proxy Statement. This Proxy Statement and the enclosed form of proxy are first being given or sent to shareholders on or about May 2, 2003.

Purpose of Meeting

The purposes of the meeting are to consider and act upon the following matters:

(a)	to elect a new director to the Board of Directors and re-elect two directors who retire by rotation;

(b)	to receive and consider the audited financial statements of the Company;

(c)	to re-appoint Ernst & Young, Athens, who were first appointed in 2002, as auditors to the Company and to authorize the audit committee of the Board of Directors to set their remuneration; and

(d)	to set the remuneration of the directors.

Record Date; Proxy; Vote Required; Recommendation; Solicitation

Only shareholders of record of Common Shares, par value $1.00 per share, at the close of business on April 30, 2003 are entitled to receive notice of, and to vote at, the Annual Meeting or at any adjournment thereof. Each shareholder of record on the record date is entitled to one vote for each Common Share of the Company so held. The presence in person or by proxy of two shareholders will be a quorum for the transaction of business at the Annual Meeting. On April 14, 2003, there were 17,279,723 Common Shares issued and outstanding.

Each proposal must be approved by a majority of the votes cast, in person or by proxy, by shareholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes (if any) will not be counted as votes cast on any proposal.

If the proxy in the enclosed form is duly executed and returned, all Common Shares represented thereby and entitled to vote at the Annual Meeting will be voted and, where specification is made by the shareholder on the form of proxy, will be voted in accordance with such specification. If no specification is given, the persons named in the accompanying proxy intend to vote FOR each of the proposals. The Board of Directors of the Company has carefully considered each of the proposals being submitted to the shareholders at the Annual Meeting and unanimously recommends that shareholders vote FOR each proposal.

Any shareholder may revoke his proxy by delivering notice of revocation to the Secretary of the Company at any time before such proxy is voted.

The Board of Directors does not know of any matter, other than those set forth herein, that is expected to be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. Solicitation of proxies will be primarily by mail. Proxies may also be solicited by directors, officers or employees of the Company in person, by telephone or otherwise. The Company has engaged the firm D.F. King to assist in the distribution and solicitation of proxies and has agreed to pay a fee of $8,000 plus out-of-pocket costs and expenses for these services.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors has fixed its number at not less than five nor more than 15 and currently consists of seven directors. Under the Company’s Bye-laws, one third (or the number nearest one third) of the Board of Directors (with the exception of any managing director) retires by rotation each year.

The Bye-laws require that one-third of the directors to retire by rotation be those who have been longest in office. The Bye-laws specify that where the directors to retire have been in office for an equal length of time, those to retire are to be determined by lot (unless they agree otherwise amongst themselves).

Mr. Jolliffe and Mr. Taragoni have been chosen by lot to retire and present themselves for re-election.

In addition, Mr. Plakopitas has been nominated to stand for election as a director.

The following table sets forth certain information relating to the nominees for election to the Board of Directors. Unless otherwise instructed, the proxy holders will vote the proxies they receive FOR the above named nominees, who have consented to serve if elected. If a nominee is unable to serve as a Director (an event not now anticipated), the proxies will be voted by the proxy holders for a substitute nominee.

The Company’s Board of Directors recommends that shareholders vote FOR the election to the Board of each of the following nominees.

NOMINEES FOR ELECTION

Nominees	Age(1)	Position and/or Principal Occupation	Director Since

Angelos Plakopitas	64	Managing Director, Global Finance, S.A.

Michael G. Jolliffe(2)(3)(4)(5)	52	Deputy Chairman	1993

Antonio Taragoni(3)(4)(6)	71	President, Nolarma Noleggi & Armamento Srl; President, Nolarma Tankers Srl	1993

DIRECTORS CONTINUING IN OFFICE

Nikolas P. Tsakos(5)(6)(7)	39	President and Chief Executive Officer of the Company	1993

D. John Stavropoulos(2)(3)(4)(5)(6)(7)	69	Chairman of the Board of the Company	1994

George Saroglou	38	Chief Operating Officer of the Company	2001

Peter Nicholson(2)(3)(4)(7)	68	Director	1993

Torben Janholt	56	President and Chief Executive Officer, J. Lauritzen A/S	2002

(1)	As of January 1, 2003.
(2)	Member of Audit Committee.
(3)	Member of Nominating Committee.
(4)	Member of Compensation Committee.
(5)	Member of Capital Markets Committee.
(6)	Member of Chartering Committee.
(7)	Member of Risk Committee.

Business Experience

Biographical details of Mr. Plakopitas

Mr. Plakopitas has been Managing Director of Global Finance S.A., a financial services company, and manager of several venture capital funds based in Athens, with offices throughout the Balkans since 1991. Between 1979 and 1990, Mr. Plakopitas was General Manager of Shelman Swiss-Hellenique Wood Products Manufacturers S.A., a large industrial and trading company in Greece. From 1970 to 1979, he was Vice President of Citibank N.A. based in Athens and Piraeus, during which time he spent six years as head of the Shipping Department. Mr. Plakopitas started his career with the Hellenic Industrial Development Bank in 1965.

Biographical details of the retiring directors

Mr. Jolliffe has been our Deputy Chairman since July 2001 and has been a Director of the Company since September 1993. Mr. Jolliffe is also Vice-Chairman of both Klonatex S.A. and Naoussa Spinning Mills S.A., two companies quoted on the Athens Stock Exchange that together form the third largest integrated textiles company in Europe. Since 1997 he has been a director of Royal Olympic Cruise Lines Inc., the largest cruise ship company in the Eastern Mediterranean and quoted on the Nasdaq Stock Market. Mr. Jolliffe is also Chairman of Wigham – Richardson Shipbrokers Ltd, one of the oldest established shipbroking companies in the City of London, and of Shipping Spares Repairs and Supplies Ltd., an agency based in Piraeus, Greece. Additionally, Mr. Jolliffe is the President of Eurotrans Hermes Hellas S.A., the Greek agent of the Skoda Group for trams, buses and trains. Mr. Jolliffe is a member of the Audit Committee.

Mr. Taragoni has been a member of our Board since September 1993. In 1955, Mr. Taragoni began his involvement in the shipping industry at Ballestrero, Tuena and Canepa, an Italian ship agent. In 1961, he founded and is President of Nolarma Noleggi & Armamento Srl, one of the largest Italian ship agents. He is also the founder and president of Nolarma Tankers Srl, a large Italian tanker shipbroking firm. Mr. Taragoni was a council member of Intertanko from 1973 to 1995, and a council member of Porto Petroli SpA of Genoa from 1975 to 1996.

Biographical details of directors continuing in office

Mr. Tsakos has served as our President and Chief Executive Officer since September 1993 and has been a member of our Board since that time. Since 1981, Mr. Tsakos has been involved in ship management and has seafaring experience of three years. Mr. Tsakos is President of the Hellenic Marine Environment Protection Agency, a member of the council of the Independent Tanker Owners Association, a member of the board of the Union of Greek Shipowners, and a council member of the board of the Greek Shipping Co-operation Committee, the American Bureau of Shipping, Bureau Veritas, and the Greek Committee of Det Norske Veritas. Mr. Tsakos is a cousin of Mr. Saroglou, our Chief Operating Officer and one of our directors.

Mr. Stavropoulos has served as Chairman of the Board since June 1994. He spent 33 years with The First National Bank of Chicago and its parent, First Chicago, most recently as Executive Vice President and Chief Credit Officer. He retired in 1990. He chaired the bank’s Credit Strategy Committee, the Country Risk Management Council and the Economic Council. He was appointed by President George H.W. Bush to serve for life on the Presidential Credit Standards Advisory Committee. From 1979 to 1992, he was a director of CIPSCO, the Central Illinois Public Service Company, an electricity and gas public utility, now part of the Ameren Corporation. From 1962 to 1968, he was an instructor of Economics and Finance at Northwestern University. Mr. Stavropoulos is a Chartered Financial Analyst and has been a member of various professional societies including the Robert Morris Associates (as national director), the Association of Reserve City Bankers and the Financial Analysts Federation. Mr. Stavropoulos is a member of the Audit Committee.

Mr. Saroglou has served as our Chief Operating Officer since May 1996 and has been a member of our Board since July 2001. From 1987 to 1994, he was marketing and technical manager of Pansystems S.A., a supplier of computer systems and the largest dealer of IBM hardware in Greece. Mr. Saroglou serves as a director of Pansystems S.A. Mr. Saroglou is the cousin of Mr. Tsakos.

Mr. Nicholson has been a member of our Board since September 1993. He was the managing director and chairman of Camper & Nicholson Limited, yacht builders; after its merger with Crest Securities Limited to form Crest Nicholson Plc, he became a director of the company until his retirement in 2002. In 1998, Mr. Nicholson became a non-executive director of Crest Nicholson Plc and has served as a director of Lloyds TSB Group Plc and two insurance broking companies. From 1990 to 1999, he was Chairman of Carisbrooke Shipping Plc, which operates a fleet of fifteen vessels between 2,500 and 5,000 tons. Mr. Nicholson is qualified as a naval architect and is Chairman of the Audit Committee.

Mr. Janholt has been a member of our Board since October 2002. He is President and CEO of J. Lauritzen A/S, a major Danish shipowning and trading company, since 1998. Between 1995 and 1998, he was Chief of the OTS of the UN World Food Programme, based in Rome. In 1992, he took a position as director and executive consultant with the Armada A/S shipping group. Prior to 1992, Mr. Janholt held various senior positions within the Lauritzen Group; including Managing Director of LauritzenNaval, Madrid from 1990 to 1992, Senior Vice President J. Lauritzen USA Inc. New York from 1982 to 1989. Mr. Janholt is Vice Chairman of the Danish Shipowners Association.

Meetings and Committees of Board of Directors

During the year ended December 31, 2002, four meetings of the Board of Directors were held. All current directors attended at least 75% of the Board meetings.

The Board of Directors has established an audit committee, a nominating committee, a compensation committee, a chartering committee, a capital markets committee and a risk committee.

The members of the audit committee are Messrs. Nicholson, Stavropoulos and Jolliffe. The audit committee is appointed by the Board and is responsible for, among other matters:

•	engaging the Company’s external and internal auditors;

•	approving in advance all audit and non-audit services provided by the auditors;

•	approving all engagement letters provided by the auditors;

•	reviewing the Company’s relationship with external auditors, including the consideration of audit fees which should be paid as well as any other fees which are payable to auditors in respect of non-audit activities, discussions with the external auditors concerning such issues as compliance with accounting standards and any proposals which the external auditors have made vis-à-vis the Company’s auditing standards;

•	reviewing the Company’s financial reporting and internal control procedures; and

•	reviewing the requirements of the rules of any exchange on which the Company’s securities are listed.

The members of the nominating committee are Messrs. Nicholson, Jolliffe, Stavropoulos, and Taragoni. The nominating committee is appointed by the Board and is responsible for, among other matters:

•	reviewing the Board structure, size and composition and making recommendations to the Board with regard to any adjustments that are deemed necessary;

•	identifying candidates for the approval of the Board to fill Board vacancies as and when they arise as well as developing plans for succession, in particular, of the chairman and executive officers;

•	making recommendations to the Board for the continuation (or not) in service of an executive director as an executive or non-executive director; and

•	recommending directors who are retiring by rotation to be put forward for re-election.

The members of the compensation committee are Messrs. Nicholson, Jolliffe, Stavropoulos, and Taragoni. The compensation committee is appointed by the Board and is responsible for:

•	establishing the Company’s compensation programs;

•	reviewing the compensation paid by the Company to its Board members; and

•	providing recommendations to the Board generally with respect to compensation matters.

The members of the capital markets committee are Messrs. Tsakos, Stavropoulos and Jolliffe. The capital markets committee is responsible for reviewing financing opportunities for us in the capital markets.

The members of the risk committee are Messrs. Stavropoulos, Nicholson, Tsakos, and our finance director, Mr. Durham. The primary role of the risk committee is to:

•	continuously review and assess all activities that may generate exposure to risk and ensure we are taking appropriate measures;

•	ensure that our policies and procedures for evaluating and managing risks are effective and do not significantly increase overall risk; and

•	assess the effectiveness of derivative contracts and recommend, if necessary, the early termination of any contract.

The members of the chartering committee are Messrs. Tsakos, Stavropoulos and Taragoni. The chartering committee is responsible for reviewing Tsakos Shipping chartering and market operations of the fleet.

Every director, secretary, officer of the Company and member of a committee constituted under the Bye-laws (and his heirs and legal representatives) will be indemnified out of the funds of the Company against all civil liabilities, loss, damage, charge or expense (including but not limited to an amount paid to settle an action, satisfy a judgment, liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, secretary, officer or committee member while exercising his powers and discharging his duties under the Bermudian Companies Acts and the Bye-laws. The indemnity extends to any person acting as a director, secretary, officer or committee member in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election. The indemnity contained in the Bye-laws does not extend to any matter which would render it void pursuant to the Bermudian Companies Acts.

Compensation

We pay no compensation to our senior managers or to our directors who are senior managers. For the year ended December 31, 2002, the aggregate compensation of all of the members of the Board of Directors was approximately $180,000, which included a $40,000 fee to each non-executive director and a $60,000 fee to the Chairman of the Board. We anticipate that cash compensation in the future will not materially increase. Our senior managers, other than Mr. Tsakos, are compensated by Tsakos Energy Management, which receives a management fee per month for each of our ships.

PROPOSAL TWO

AUDITED FINANCIAL STATEMENTS

The Board of Directors, acting on the recommendation of the Audit Committee, recommends the reception by the Company’s shareholders of the audited financial statements for the fiscal year ended December 31, 2002.

PROPOSAL THREE

APPOINTMENT OF AUDITORS

The Board of Directors, acting on the recommendation of the Audit Committee, recommends approval by the Company’s shareholders of the appointment of Ernst & Young, Athens, Greece as auditors of the Company for the fiscal year ending December 31, 2003. A representative of Ernst & Young will be present at the Annual Meeting and will be afforded the opportunity to make a statement if he or she decides to do so. Such representative will also be available to respond to appropriate questions from shareholders at the Annual Meeting.

PROPOSAL FOUR

DIRECTORS’ REMUNERATION

Managing directors receive no compensation. In 2002 a fee of $40,000 was paid to each non-executive director and a $60,000 fee to the Chairman of the Board. The fees scheduled for 2003 are unchanged.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our outstanding Common Shares as of April 14, 2003 held by:

•	each person or entity that we know beneficially owns 5% or more of our common shares;

•	our Chief Executive Officer and our other four most highly compensated executive officers;

•	each of our directors; and

•	all our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In general, a person who has voting power and/or investment power with respect to securities is treated as a beneficial owner of those securities. It does not necessarily imply that the named person has the economic or other benefits of ownership. For purposes of this table, shares subject to options, warrants or rights currently exercisable or exercisable within 60 days of April 14, 2003 are considered as beneficially owned by the person holding such options, warrants or rights. The applicable percentage of ownership of each shareholder is based on 17,279,723 Common Shares outstanding.

Name of Beneficial Owner	Shares Beneficially Owned

Principal Shareholders	Number	Percent
Fidelity Management	2,533,000	14.7%
DePrince, Race & Zollo, Inc.	1,747,400	10.1%
Kelley Enterprises Inc.(1)(2)	1,652,212	9.6%
Marsland Holdings Limited(1)(2)	1,024,234	5.9%
Sea Consolidation S.A. of Panama(3)	1,000,000	5.8%
Oppenheimer Funds Inc.	961,994	5.6%

Executive Officers And Directors
D. John Stavropoulos	56,272	*
Nikolas P. Tsakos(4)	16,000	*
Michael G. Jolliffe	10,000	*
George V. Saroglou	12,000	*
Peter Nicholson	10,000	*
Antonio Taragoni	10,000	*
Torben Janholt

Paul Durham	8,000	*
Paul B. Labrinakos	8,000	*
Emmanuel G. Pantelides	5,000	*

All executive officers and directors as a group (10 persons)(4)	135,272	*

*	Less than 1%.
(1)	Kelley Enterprises Inc. and Marsland Holdings Limited are wholly-owned subsidiaries of First Tsakos Investments Inc., which is in turn wholly-owned by Tsakos Holdings Foundation.
(2)	The Tsakos Holdings Foundation is a Liechtenstein foundation whose beneficiaries include persons and entities affiliated with the Tsakos family, charitable institutions and other unaffiliated persons and entities. The council which controls the Tsakos Holdings Foundation consists of five members, two of whom are members of the Tsakos family. Under the rules of the SEC, beneficial ownership includes the power to directly or indirectly vote or dispose of securities or to share such power. It does not necessarily imply economic ownership of the securities. Members of the Tsakos family are among the five council members of the Tsakos Holdings Foundation and accordingly may be deemed to share voting and/or dispositive power with respect to the shares owned by the Tsakos Holdings Foundation and deemed the beneficial owners of such shares.
(3)	Sea Consolidation S.A. of Panama is controlled by members of the Tsakos family.
(4)	Does not include shares owned by Kelley Enterprises Inc., Marsland Holdings Limited, Sea Consolidation S.A. of Panama, Redmont Trading Corp. or Tsakos Holdings Foundation.

OTHER MATTERS

The Company is unaware of any matters, other than those identified above, which will be brought before the Annual Meeting for action. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment in such matters.

PROVISION OF CERTAIN ADDITIONAL INFORMATION

The Company’s Annual Report for the fiscal year ended December 31, 2002 is being furnished with this Proxy Statement.

By Order of the Board of Directors,

/s/ GEORGE V. SAROGLOU George V. Saroglou Director

May 2, 2003

TSAKOS ENERGY NAVIGATION LIMITED (TEN) 367 Syngrou Avenue, 175 64 P. Faliro, Hellas Tel: +30210 94 07 710-3, Fax: +30-210-94 07 716, email: ten@tenn.gr

NOTICE IS HEREBY GIVEN THAT THE TENTH ANNUAL GENERAL MEETING OF THE COMPANY WILL BE HELD AT THE OFFICES OF TSAKOS ENERGY NAVIGATION LIMITED, MEGARON “MAKEDONIA”, 367 SYNGROU AVENUE, 175 64 P. FALIRO, ATHENS, GREECE ON 29 MAY 2003 AT 14:30 WHEN THE FOLLOWING BUSINESS WILL BE TRANSACTED.

AS ORDINARY BUSINESS

1.	Election of directors

To elect Mr. Angelos Plakopitas to the Board of Directors.

To re-elect as directors Mr. Antonio Taragoni and Mr. Michael Jolliffe, who retire by rotation.

2.	Accounts

To receive and consider the audited financial statements of the Company for the period ended December 31, 2002, together with the auditors’ report.

3.	Auditors

To appoint Ernst & Young, Athens as auditors for the year December 31, 2003 and to authorize the audit committee of the Board of Directors to set their remuneration.

4.	Directors’ remuneration

To set the remuneration of the directors.

By order of the Board.

/S/    NIKOLAS TSAKOS

Nikolas Tsakos

President

Chief Executive Officer

Dated: May 2, 2003

The attached Proxy Statement more fully describes the foregoing proposals. Only shareholders of record at the close of business on April 30, 2003 are entitled to notice of and to vote at the Annual General Meeting and any adjournments or postponements thereof. The presence in person or by proxy of at least two shareholders will constitute a quorum for the transaction of business at the Annual General Meeting.

A member entitled to attend and vote at the meeting is entitled to appoint one or more proxies to attend and vote instead of him. A proxy need not be a member of the Company. An instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed or a certified copy of such power of attorney shall be deposited at the offices of Tsakos Energy Navigation Limited set out above before the time for holding the meeting.

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